Exhibit 99.1

FOR IMMEDIATE RELEASE

ART’S WAY MANUFACTURING ANNOUNCES STRONG FINANCIAL RESULTS FOR THE FISCAL YEAR 2010

Net Income For Fiscal Year 2010 Increases 38%

Conference Call Scheduled For Thursday, February 24, 2011 At 10:00 AM Eastern

ARMSTRONG, IOWA, February 22, 2011 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of farm machinery in the United States and internationally, announced its financial results for the fiscal year ended November 30, 2010. Additionally, the Company has scheduled a conference call Thursday February 24, 2011 at 10:00 AM Eastern Time to discuss the results and other information material to the Company’s business.

What: Art’s Way Manufacturing Fiscal Year 2010 Financial Results Conference Call

When: Thursday, February 24, 2011 - 10:00 AM Eastern Time

How: Live via phone by dialing 800-624-7038. Code: Art’s Way Manufacturing.  Participants to the conference call should call in at least 5 minutes prior to the start time.

J. Ward McConnell, Jr., Chairman of the Board of Art’s Way Manufacturing, will be leading the call and discussing fiscal year 2010 financial results, the current state of the Company’s operations and the long-term outlook for the balance of 2011.

Highlights:

•	Net income for fiscal year 2010 increases 38%
•	Revenue increased 10.1%, from $26.3 million in fiscal 2009 to $28.9 million fiscal year 2010
•	Earnings per diluted and basic share ended for fiscal 2010 were $0.26, an increase of $0.07 from 2009
•	As of February 10, 2011, consolidated order back log was approximately $14,845

	For the Fiscal Year Ended November 30
	2010	2009	Change
Revenue	$28,951,378	$26,296,133	10.1%
Operating Income	$1,895,028	$708,389	167.5%
Net Income	$1,053,497	$762,250	38.2%
EPS (Basic)	$0.26	$0.19	36.8%
EPS (Diluted)	$0.26	$0.19	36.8%
Weighted avg. shares outstanding:
Basic	3,993,337	3,988,478
Diluted	4,011,754	3,990,357

Revenue:  Total revenue increased 10.1%, from $26.3 million in fiscal 2009 to $29.0 million for the fiscal year ended November 30, 2010. The increase was mainly due to increased revenues from Art’s Way Scientific, which was heavily impacted by the economic conditions during fiscal year 2009.

Income:  Operating income increased from $708,000 in fiscal 2009 to $1,895,000 for the fiscal year ended November 30, 2010, while net income for the fiscal year ended November 30, 2010 increased from $762,000 to $1,054,000.  The increase was primarily attributable to the strong operating income in the Company’s agriculture segment.

Earnings per Share:  Earnings per diluted and basic share ended November 30, 2010 were $0.26, an increase of $0.07 from 2009 earnings per diluted and basic share.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said “Art’s Way Manufacturing outstanding results in 2010 reflect strong execution of our strategy as we achieved annual revenue growth of 10% and income growth of 38%. Operationally, we successfully integrated our acquisitions, which contributed to recognizing revenue. Art’s Way Scientific – Buildings For Science - saw significant growth as companies and universities found alternative funding for their laboratories and scientific buildings when the government stimulus funds were not distributed or not distributed in an expeditious manner.

“Looking forward, the global agricultural sector is in turmoil which provide an outstanding opportunity for North American farmers.  As the economy continues to shows signs of recovery, the North American agricultural sector is robust, our business fundamentals remain exceptionally strong and we believe the Company is well positioned to aggressively move forward into 2011 and beyond.

“I want to thank all of our dedicated and hard working employees and our loyal shareholders for their support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay bailers, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business. The Company has two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:  Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our expectation that long-term demand for farming equipment will increase; (ii) our goal to improve leverage and profitability; (iii) our expectations relating to projects for Art’s Way Scientific; and (iv) our belief that we are well-positioned for market opportunities, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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